[Luse Lehman Gorman Pomerenk & Schick Letterhead]


August 19, 1998                                    (202) 274-2000

Board of Directors
Sound Federal Bancorp
300 Mamaroneck Avenue
Mamaroneck, New York 10543-2647

         Re:  Sound Federal Savings and Loan Association 401(K)
              Profit Sharing in RSI Retirement Trust
              Registration Statement on Form S-8

Ladies and Gentlemen:

    You have requested the opinion of this firm as to certain matters in connection with the registration of participation interests in the Sound Federal Savings and Loan Association 401(k) Profit Sharing Plan in RSI Retirement Trust (the "Plan"). We have reviewed the Sound Federal Bancorp's (the "Company") proposed federal stock charter, the Plan, the Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company.

    Based on the foregoing, we are of the following opinion:

    Upon the effectiveness of the Form S-8, the participation interests in the Plan will be legally issued, fully paid and non-assessable.

    This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.
                        Very truly yours,

                        /s/ Luse Lehman Gorman Pomerenk & Schick
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                        Luse Lehman Gorman Pomerenk & Schick
                        A Professional Corporation
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